Exhibit 10.1

SECOND AMENDMENT TO THE

ITT EDUCATIONAL SERVICES, INC.

AMENDED AND RESTATED 2006 EQUITY COMPENSATION PLAN

WHEREAS, the shareholders of ITT Educational Services, Inc. (the “Company”) approved the ITT Educational Services, Inc. Amended and Restated 2006 Equity Compensation Plan (the “Plan”) on May 7, 2013;

WHEREAS, on October 20, 2014, the Board of Directors of the Company amended the Plan in certain respects that did not require shareholder approval; and

WHEREAS, the Board of Directors of the Company now desires to further amend the Plan in certain respects that do not require shareholder approval.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	Subsection 7(e) of the Plan is hereby amended to read as follows:

(e) Vesting of Options. Options granted under this Section 7 will be exercisable at such times (based on the passage of time or the achievement of Performance Measures) and be subject to such restrictions and conditions as set forth in the Award Agreement, which need not be the same for each grant or for each Participant; provided, however, that, except as otherwise provided upon a termination of employment or service or pursuant to Section 20 in the event of a Change in Control or Subsidiary Disposition, no Option may be exercisable prior to one (1) year from the date of grant, unless the Committee determines otherwise.

2.	This Second Amendment to the Plan shall become effective upon its adoption by the Board of Directors of the Company.

Adopted by the Board of Directors of ITT

Educational Services, Inc. on May 22, 2015